Exhibit 99.1

www.insiderbuyingreport.com

VRME 10Q 2018 Summary August 13, 2018

At IBR we have been simply in awe at the amount and frequency of insider buying in VRME. Guys, you just don’t find this type of insider buying from very smart and established players without a good reason.

When comparing VRME’s Q2 with their Q1, certain VRME press releases and industry news articles, we think we now know why.

As of July 31, 2018, we had $2,371,387 of cash which we expect will meet our liquidity and working capital needs for more than the next 12 months.

As of June 30, 2018 they had approximately 15.5M warrants outstanding with average strike of .14 that could be exercised to raise an additional $1.8M

The current granted patent portfolio consists of 12 granted U.S. patents and two pending patents applications. The Company has recently received notice that one of its core printing technology patents has been granted in the European Union and will issue in approximately eight designated countries.

We believe that the digital technologies we own will enable businesses and consumers to reconstruct their overall approaches to security—from identity and authentication to the management of legacy passwords and PINs. We estimate that we need to spend $150,000 to develop our digital patents. Our goal is to do that in the current year. Our goal is to enable our customers to take advantage of the full capabilities of smart mobile devices and provide solutions that are both simple to use and deliver the highest level of security. These solutions can be applied to corporate networks, financial services, e-gov services, digital wallets, mobile payments, entertainment, subscription services, and social media.

We believe that the physical technologies we own will enable businesses and consumers to reconstruct their overall approaches to security—from counterfeit identification to employee or customer monitoring. Potential applications of our technologies are available in different types of products and industries—e.g., gaming, apparel, luxury goods, (added from last Q) tobacco, fragrances and cosmetics, pharmaceuticals, event and transportation tickets, driver’s licenses, insurance cards, passports, computer software, and credit cards. We generate sales through licenses of our technology or through direct sales of our technology.

This paragraph was added.

We believe that our physical technologies will play a role in the supply chain management process. Our invisible ink can be used as a unique identifier in a digital serialization application.

(This ENTIRE section was added and may explain where they are focused)

Serialization or Unique identification helps brand owners identify who manufactured the product, which wholesaler has sold the product to retailers or hospitals and other pertinent information concerning the products supply chain. The implementation of serialization and track and trace provides the ability to track and trace the lifecycle of products in the system end-to-end. Our invisible ink is applied during the printing process of product labels and packaging and can be used as a unique invisible serialization identifying number or code on labels and packaging. The invisibleness of our ink acts as an additional layer of security since the ink needs to be revealed with special equipment.

A track and trace system improves security by:

1.	Knowing the life cycle of a product or prescription drug, from where it is manufactured, who is repackaging it, who is distributing, when it is prescribed and when it is sold

2.	Meeting accurate regulatory and compliance requirement questions such as “What, Where, When and Who”

3.	Locating prescription drug batches and precisely where they are distributed

4.	Enabling the option to recall a particular batch or entire batches which are reported as having a product/batch failure or having not met standards

5.	Identify if the prescribed drug is counterfeit, stolen, contaminated etc.

6.	Know about the multi-container packaging item level details

Track and trace works in the following ways:

1.	Generate and apply unique serialization number for manufactured drugs.

2.	Capture unique serialization number and store in centralized database (distributed or non-distributed).

3.	Update serialization data in EPCIS centralized database.

4.	Wholesalers, Repackagers and Pharmacies can have the ability to validate the serialization when they perform transactions.

Each time a transaction for serialized drugs is carried out, the transaction drug history is updated in the e-pedigree system.

We were engaged for an order for the printing of 10 million labels with VerifyMe’s authentication serialization technology for a large global brand owner. The $6,799 primarily represents canisters that were sold to allow our customer to print labels with our technology. It is expected that the technology usage revenue for the 10 million label order will be booked during the third and fourth quarters of 2018. The revenue is recognized as the labels are printed.

(Our thinking)

Based on the new info, we see the company targeting the drug/pharmaceutical space...and we can see why, the Drug Supply Chain Security Act (DSCSA).

The Drug Quality and Security Act (DQSA), was enacted by Congress on November 27, 2013. Title II of DQSA, the Drug Supply Chain Security Act (DSCSA), outlines steps to build an electronic, interoperable system to identify and trace certain prescription drugs as they are distributed in the United States. This will enhance FDA’s ability to help protect consumers from exposure to drugs that may be counterfeit, stolen, contaminated, or otherwise harmful. The system will also improve detection and removal of potentially dangerous drugs from the drug supply chain to protect U.S. consumers.

The deadline of Nov 2019 of distributor’s traceability.

The Drug Supply Chain Security Act (DSCSA) will soon deliver another big impact to both pharmaceutical manufacturers/marketing authorization holders (MAHs) and distributors, with requirements for serialized product verification to comply with the next phase of requirements coming into effect Nov. 27, 2019.

Understandably, much of the attention surrounding the DSCSA has been focused on the physical encoding of product with unique serial numbers and managing the serialization data for each batch/lot of finished product. (source)

Folks. If our thinking is right, this is very big. Every successful business starts by targeting one vertical and “owns it” before going after others. It appears the company is going to attempt to be the standard for drug supply chain.

The serial identification number that gets printed on the label will use VRME ink. Think of the number as a domain/website. This number is stored in an online database (our guess is that it will be held with VRME for security). All of the points along the chain (manufacturer, shipper, distributor, doctor office, retailer/hospital and ultimately consumer) will be able to connect the identifier to the database thru the Internet and confirm all of the info.

The recurring revenue opportunities here are massive. The ink on the label, storing the identifier in the database, accessing the identifier in the database, determining the location of the user that scanned the identifier and the scanner itself.

The blockchain deal VRME signed with MicroFocus earlier this year, makes perfect sense now.

Remember what CEO White said:

” This agreement allows VerifyMe and Micro Focus to market and incorporate all of these enhanced traceability features in a brand owner's products." White added: "Utilizing a Digital Press we are able to simultaneously print our patented variable covert identifiers into labels and packaging which are then stored in the cloud and are revealed with an App on a smartphone and a label hidden image reading device. This seamless deployment meets and exceeds the pending FDA pharmaceutical label and packaging requirements.”

What is VRME?

A top notch Board with a massive equity stake, consistent and substantial insider buying, very deep and growing IP, next generation technology, partnered with leading blockchain player, good balance sheet, equity line in place (15.5M warrants), first licensing deal (10M units) with multinational player, revenue expected to start 3/4th qtr...and VERY hidden from Wall Street.

You don’t find a nanocap with this much potential that often. While still considered a very speculative investment, at approx. $30M valuation, we think VRME offers one of the best risk reward opportunities in the market today.

To see our initial January 2018 summary on VRME, please visit https://www.insiderbuyingreport.com/verifyme

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